EXHIBIT 23.4
November 17, 2005
Capitol Bancorp Limited
Capitol Bancorp Center
200 Washington Square North, 4th Floor
Lansing, Michigan 48933
     Re: First California Southern Bancorp
Ladies and Gentlemen:
     Howe Barnes Investments, Inc. hereby consents to your including a copy of the fairness opinion in the proxy statement/prospectus with regards to First California Southern Bancorp and to the reference to this firm in the proxy statement/prospectus as financial advisor to First California Southern Bancorp and under the caption “Opinion of Financial Adviser”.

Very truly yours,
/s/ Thomas J. Maier
Thomas J. Maier
First Vice President and Managing Director